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                            PACIFIC BIOMETRICS, INC.

                           CERTIFICATE OF DESIGNATION

                                       FOR

                      SERIES A CONVERTIBLE PREFERRED STOCK

                              --------------------

       Pursuant to Section 151 of the General Corporation Law of Delaware
                              ---------------------

         Pacific Biometrics, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of Delaware hereby certifies that pursuant to the provisions of the Certificate of Incorporation of the Corporation and of Section 151 of the General Corporation Law of Delaware, the Board of Directors of the Corporation, by unanimous written consent dated February 19, 1998, adopted the following resolutions, relating to the designation and issuance of a series of preferred stock, par value $.01 per share, of the Corporation, to be designated Series A Convertible Preferred Stock (the "Preferred Stock") and to the authorization and issuance of common stock, par value $.01 per share, of the Corporation (the "Common Stock"), which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that the Board hereby reserves from the authorized and unissued Common Stock of the Corporation 1,550,000 shares of Common Stock for issuance upon the conversion of the Preferred Stock described below, and that the officers of the Corporation are hereby authorized to adjust from time to time the number of shares of Common Stock reserved for issuance upon such conversion, in order to maintain in reserve the number of shares of Common Stock into which the Preferred Stock will be convertible. Furthermore, be it

RESOLVED, that the issuance and sale of the Preferred Stock is hereby authorized and approved, and upon such issuance and sale, and payment in full therefor, the Preferred Stock

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shall have been validly issued and the terms thereof binding on the Corporation and enforceable by its terms. Furthermore, be it

RESOLVED, that the issuance of the Common Stock upon conversion of the Preferred Stock, pursuant to the terms of the Preferred Stock as stated in the Corporation's Certificate of Incorporation and the Designation of Preferred Stock is hereby authorized and approved, and upon such issuance in accordance with the terms of the Preferred Stock, the Common Stock shall have been issued for fair value at least equal to the par value thereof and shall be fully paid and non-assessable. Furthermore, be it

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issuance of a series of Preferred Stock, par value $0.01 per share, of the Corporation, to be designated "Series A Convertible Preferred Stock," which shall have the designation, rights, preferences, privileges and restrictions and limitations as follows:

"(A)              Designation and Amount. The shares of such series shall be designated as "Series A Convertible Preferred Stock," par value $0.01 per share, and the number of shares constituting such series shall be 1,550,000.

(B) Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Convertible Preferred Stock are as follows:

         (1)      Dividend Provisions.

                  (a) The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, out of any funds legally available therefor, prior and in preference to the declaration or payment of any dividend or distribution to the holders of Common Stock or any other shares or securities of the Corporation ranking junior to the Series A Convertible Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation ("Junior Securities"), dividends which shall accrue cumulatively on each share of Series A Convertible Preferred Stock at the rate and in the manner prescribed in this subsection 1(a) from and including the date of issuance of such shares of Series A Convertible Preferred Stock, but excluding the date on which any conversion or redemption of such shares of Series A Convertible Preferred Stock shall have

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                  been effected, and payable quarterly in arrears. The date on which the Corporation initially issues a share of Series A Convertible Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times transfer of such shares of Series A Convertible Preferred Stock is made, or of the number of certificates which may be issued to evidence a share of Series A Convertible Preferred Stock.

                  (b) Dividends shall accrue on each share of Series A Convertible Preferred Stock (and on any accrued and unpaid dividends thereon) at a rate per annum compounded quarterly, of 8% of the Original Preferred Stock Issue Price (as defined below) (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events). Such dividends shall be payable quarterly in arrears. In the event of any liquidation, dissolution or winding up of the Corporation or the redemption of a share of Series A

                  Convertible Preferred Stock or the bankruptcy of the Corporation, all accrued and unpaid dividends on a share of Series A Convertible Preferred Stock shall be added to the liquidation preference of such share on the payment date under subsection 2(a) below, or on the date of redemption of such share or upon the bankruptcy of the Corporation, as the case may be, accrued cumulatively to but excluding such payment date or redemption date or bankruptcy on a daily basis. If there shall be any accrued but unpaid dividends immediately prior to, and in the event of, a conversion of shares of Series A Convertible Preferred Stock into shares of Common Stock, all such accrued and unpaid dividends shall, at the Corporation's option, be converted into that number of shares of Common Stock determined by dividing the amount of such dividends by the then effective Conversion Price (as defined in subsection 3(a) below).

                  (c) No dividend or other distribution (other than a dividend or distribution payable solely in Common Stock) shall be paid on or set apart for payment on the Common Stock or other Junior Securities nor shall any payment be made on account of the purchase, redemption or retirement of any Common Stock or other Junior Securities, unless all accrued and unpaid dividends on the Series A Convertible Preferred Stock have been or contemporaneously are paid or set apart for payment in accordance herewith; provided, however, that the

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                  Corporation may repurchase Common Stock owned by terminated employees of, or consultants to, the Corporation or its subsidiaries. A conversion of a convertible security which by its terms is convertible into Common Stock by the holder thereof shall not be deemed a purchase, redemption or retirement of the security so converted for purposes of this subsection 1(c). No dividend shall be declared on any series of preferred stock ranking as to dividends on a parity with any other series of preferred stock unless there shall have been declared on all shares then outstanding of such series of preferred stock like proportionate dividends ratably in proportion to the respective dividends payable in respect of each such series of preferred stock. In the event that the Corporation fails to pay the full dividends accrued on all outstanding shares of preferred stock, any partial amounts which are paid as dividends by the Corporation with respect to the preferred stock shall be paid to the holders of such shares of preferred stock in proportion (as nearly as practicable) to the amount such holders would be entitled to receive if they were to be paid the full accrued and unpaid dividends on the preferred stock.

                  (d) Any cash dividend which has been declared and is otherwise due and payable shall be paid in cash.

         (2)      Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Convertible Preferred Stock shall be entitled to receive, in cash, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other Junior Securities by reason of their ownership thereof, the amount of $2.00 per share (the "Original Preferred Stock Issue Price") for each share of Series A Convertible Preferred Stock then held by them, and, in addition, an amount equal to all accrued but unpaid dividends on such shares of Series A Convertible Preferred Stock. If, upon occurrence of such event the assets and funds thus distributed ratably among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential

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                  amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Convertible Preferred Stock in proportion to the number of shares of Series A Convertible Preferred Stock held by each such holder. After payment has been made to the holders of the Series A Convertible Preferred Stock of the full amounts to which they shall be entitled as aforesaid, all remaining assets of the Corporation shall be distributed among all holders of Series A Convertible Preferred Stock and all holders of Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Convertible Preferred Stock were converted into Common Stock at the then effective Conversion Price (as defined in paragraph 3 (a) below).

                  (b) For purposes of this paragraph 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, the Corporation's sale of all or substantially all of its assets or the acquisition of this Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary.

         (3) Conversion. The holders of the Series A Convertible Preferred Stock, and the Corporation, shall each have conversion rights as follows (the "Conversion Rights"):


                  (a) Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.00 (the "Original Preferred Stock Purchase Price") by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the holder thereof at any time. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the Corporation on any date on which the Common Stock of the Corporation has closed at or above $8.00 per share for the twenty consecutive trading days immediately preceding such date. The price at which shares of Common Stock shall be deliverable upon conversion (the

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                  "Conversion Price") shall initially be $2.00 per share of
                  Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

                  (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock, as designated by the Corporation, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (c)      Adjustments to Conversion Price for Diluting Issues.


                                    (i) Stock Dividends. If the number of shares
                           of Common Stock outstanding at any time after the effectiveness of these resolutions is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately effective at the close of business upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall

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                           be appropriately decreased so that the number of
                           shares of Common Stock issuable on conversion of each share of Series A Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

                                    (ii) Adjustments for Subdivisions,
                           Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided or combined, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision or combination shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                                    (iii) Adjustments for Other Distributions.
                           In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series A Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Convertible Preferred Stock been converted into Common Stock on the date of such event to and including the date of conversion, and retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under these resolutions with respect to the rights of the holders of the Series A Convertible Preferred Stock.


                                    (iv) Adjustments for Reorganizations,
                           Reclassifications, etc. If the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reclassification, a merger or consolidation of

                                        7

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                           this Corporation with or into any other corporation
                           or corporations in which the holders of the capital stock of this Corporation then hold 50% or more of the voting securities of the surviving corporation (other than pursuant to a subdivision, combination, stock dividend, or other distribution provided for in 3(c)(i), (ii) or (iii) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or securities or other property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Convertible Preferred Stock immediately before such event; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Convertible Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Convertible Preferred Stock.

                  (d) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A

                  Convertible Preferred Stock against impairment.

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                  (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this paragraph 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,(ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Convertible Preferred Stock.

                  (f) Notices of Record Date. In the event that this Corporation shall propose at any time:

                                    (i) to declare any dividend or distribution
                           upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                                    (ii) to effect any reclassification or
                           recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                                    (iii) to merge with or into any other
                           corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

                  then, in connection with each such event, this Corporation shall send to the holders of the Series A Convertible Preferred Stock shares:

                                    (A) at least 20 days' prior written notice
                           of the date on which a record shall be taken for such dividend, distribution or subscription

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                           rights (and specifying the date on which the holders

                           of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) above; and

                                    (B) in the case of the matters referred to
                           in (c) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                  Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A Convertible Preferred Stock at the address for each such holder as shown on the books of this Corporation.

         (4)      Voting.

                  (a) General. Except as otherwise required by law, the holders of Series A Convertible Preferred Stock shall not be entitled to vote upon any matter submitted to the stockholders for a vote except as to matters affecting holders of Series A Convertible Preferred Stock as a class, as set forth in Paragraphs 4(b) and (5) below.

                  (b) Election of Directors. The holders of Series A Convertible Preferred Stock, acting as a separate class, by written consent or affirmative vote of the holders representing at least a majority of the shares of Series A Convertible Preferred Stock then outstanding, or upon conversion of such Series A Convertible Preferred Stock into Common Stock as provided for herein the holders thereof, shall be entitled to elect or designate one (1) director of the Corporation; provided however, that such right to elect or designate such director shall terminate in the event that at any time the holders of the Series A Convertible Preferred Stock in the aggregate, on an as converted basis, hold less than 10% of the outstanding Common Stock of the Corporation.

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         (5) Protective Provisions. In addition to any other rights provided by law, so long as any Series A Convertible Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than 50 percent of such outstanding shares of Series A Convertible Preferred
         Stock:

                  (a) amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights,

                  privileges or powers of, or the restrictions provided for the benefit of, the Series A Convertible Preferred Stock;

                  (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Convertible Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Convertible Preferred Stock; or

                  (c) reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Convertible Preferred Stock.

         (6) Status of Converted Stock. In the event any shares of Series A Convertible Preferred Stock shall be converted pursuant to paragraph 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

         (7) Residual Rights. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

         (8) Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of Series A Convertible Preferred Stock shall be deemed to have consented

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         to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Corporation and such persons."

         IN WITNESS WHEREOF, Pacific Biometrics, Inc. has caused this certificate to be made and signed by its President and Secretary, this 19th day of February, 1998.


                                         /s/ Paul G. Kanan
                                         --------------------------------
                                         Paul G. Kanan, President


                                         /s/Peter Ludlum
                                         --------------------------------

                                         Peter Ludlum, Secretary

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